Exhibit 99.1

Innovo Group Reports Fiscal 2006 Second Quarter Results from Continuing Operations

LOS ANGELES, June 29, 2006 — Innovo Group Inc. (NASDAQ: INNO) today announced its results from continuing operations for the second quarter ended May 27, 2006. The Company anticipates filing its Form 10-Q for the period ended May 27, 2006 on or before its due date of July 6, 2006 with its full financial results for the second quarter.

For the quarter ended May 27, 2006, net sales from continuing operations were $9.8 million compared to net sales from continuing operations of $9.7 million in the prior year period. The company reported a loss from continuing operations of ($2.5 million), or ($0.08) per share, versus a loss from continuing operations of ($950,000), or ($0.03) per share in the corresponding period a year ago. During the second quarter, the company took a write down of approximately $469,000 related to remaining raw materials for indie™ apparel that the Company did not produce due to its exit from this line of business.

Marc Crossman, President and Chief Executive Officer of Innovo, commented, “We are very pleased with the increase in Joe’s Jeans® domestic sales we experienced during the second quarter compared to both the prior year comparative period and on a sequential basis, which was fueled by strong department store growth in our women’s business and meaningful sales of our newly launched Joe’s Jeans® men’s line. However, weaker international sales slightly offset our domestic results and led to a small decline in our overall Joe’s Jeans® business compared to the period a year ago. We move forward committed to improving our international business while at the same time capitalizing on the positive momentum we have created for the Joe’s brand here in the U.S.”

During the period, net sales of the Company’s Joe’s branded apparel were $8.9 million compared to $9.0 million in the prior year period, a 2% decrease. This decrease was the result of a decrease in international sales. Net sales of the Company’s other branded apparel increased to $940,000 during the second quarter from $733,000 a year ago. Gross margins for the second quarter decreased to 33% from 44% last year due primarily to a write down of remaining raw materials for indie™ apparel that the Company did not produce. SG&A expenses increased over the prior year period from $4.9 million to $5.5 million primarily associated with non-cash stock based compensation expenses.

Mr. Crossman further added, “Through the second quarter of 2006 we successfully completed a number of near-term strategic objectives that we believe have put us on the right track toward delivering consistent long-term growth and increased profitability. With the sale of our private label business completed, the closing of our indie™ brand and the other strategic operational changes we have been making, we believe we are better positioned going forward to focus all of our resources on growing our Joe’s® and Joe’s Jeans® branded business.”

The Company will host a conference call to discuss its second quarter fiscal 2006 results today, June 29, 2006 beginning at 4:30 pm ET. To access the live call, please dial (800) 291-9234 (U.S.) or (617) 614-3923 (international). The conference ID number and participant passcode is 20458189 and is entitled the “Q2 2006 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on June 29, 2006 until 11:59 PM Eastern Time on July 13, 2006 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 17839720. In addition, the conference call will be archived for two weeks on the Company’s website at www.innovogroup.com.

INNOVO GROUP INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED STATEMENTS OF CONTINUING OPERATIONS
(in thousands, except  per share data)

	Three months ended		Six months ended
	05/27/06	05/28/05	05/27/06	05/28/05
	(unaudited)		(unaudited)

Net sales	$9,787	$9,715	$20,214	$15,824
Cost of goods sold	6,556	5,457	15,163	9,071
Gross profit	3,231	4,258	5,051	6,753

Operating expenses
Selling, general and administrative	5,494	4,890	11,228	8,490
Depreciation and amortization	63	38	122	72
	5,557	4,928	11,350	8,562
Loss from continuing operations	(2,326)	(670)	(6,299)	(1,809)
Interest expense	(116)	(271)	(245)	(494)
Other income (expense)	(68)	—	(68)	7

Loss from continuing operations, before taxes	(2,510)	(941)	(6,612)	(2,296)
Income taxes	7	9	15	18
Loss from continuing operations	$(2,517)	$(950)	$(6,627)	$(2,314)

Earnings (loss) per common share - Basic
Earnings (loss) from continuing operations	$(0.08)	$(0.03)	$(0.20)	$(0.08)

Earnings (loss) per common share - Diluted
Earnings (loss) from continuing operations	$(0.08)	$(0.03)	$(0.20)	$(0.08)

Supplemental Net sales and Gross profit information:

Net Sales
Joe’s Jeans	$8,847	$8,982	$18,934	$14,224
Other branded	940	733	1,280	1,600
	$9,787	$9,715	$20,214	$15,824

Gross Profit
Joe’s Jeans	$3,673	$3,956	$6,585	$6,011
Other branded	(442)	302	(1,534)	742
	$3,231	$4,258	$5,051	$6,753

Gross Margin
Joe’s Jeans	42%	44%	35%	42%
Other branded	-47%	41%	-120%	46%
Overall	33%	44%	25%	43%

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe’s(TM) and Joe’s Jeans® brands. Under these brands, the Company’s apparel products consist of men’s and women’s denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions  Forward looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace and our belief in our growth strategy.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as Joe’s®; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group, Inc.
Shane Whalen
323-278-6764

Integrated Corporate Relations
Investors: Brendon Frey
Media: John Flanagan
203-682-8200